Amendment to Rentrak/Berger Employment Agreement


     This amendment to the Amended and Restated Employment

Agreement between Rentrak Corporation and Ron Berger, dated April

21, 1998, ("Agreement") is made and entered into as of this 28th day of August, 2000, by and between Rentrak Corporation, an

Oregon Corporation ("Employer"), and Ron Berger ("Employee") (the

"Amendment").

     Accordingly, the Agreement is hereby amended by adding the following three sentences to paragraph 6.1(f) of the Agreement after the last sentence of paragraph 6.1(f):

     "If, after an event of termination described in subsections (c) and (d) of this Section 6.1, Employer desires to terminate the $10 million term life insurance policy on the life of Employee referenced in paragraph 3.4.2 of this Agreement, Employer shall, prior to termination of the policy, make a written offer to assign such policy to Employee at no cost to Employee. Employee shall have thirty (30) days from receipt of the offer of assignment in which to accept the offer in writing. If Employee accepts such assignment, Employer shall thereafter assign the policy to Employee, provided that Employer shall thereafter be released from all obligations and liabilities under such policy, including but not limited to, the obligation to make further premium payments or to be liable for any other obligations under the policy."

     This Amendment is made as of the date first above written

and shall be effective upon execution by both parties.  The

remainder of the Agreement remains in full force and effect

without further alteration.

RENTRAK CORPORATION              EMPLOYEE:


By s/s Skip Baumgarten                 By s/s Ron Berger
    Printed Name: Skip Baumgarten      RON BERGER
    Its: Director